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                                 EXHIBIT 10.1

                                   AGREEMENT
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     This Agreement is made on August 1, 1998 between Howard S. Schwartz (HSS)
an individual residing in California, and SHOPPING.COM (S.C.), a California corporation. Howard S. Schwartz has accepted the position of Executive Vice President of Shopping.com and Shopping.com wishes to employ HSS.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                      Term

          1. The term of this Agreement shall be for a period of three years commencing August 1, 1998 and ending on July 31, 2001. The contract will automatically be renewed in one-year increments unless either party terminates via giving written notice by June 1st each year starting with June 1, 2001. Employer may terminate this Agreement at any time for "Cause" with or without notice. For purposes of the Agreement, the term "Cause" shall mean any of the following:

          (i) Employee's willful breach or habitual neglect of the duties and obligations required of him, either expressly or impliedly by the terms of the Agreement;

          (ii) Employee's failure to perform his duties in a manner consistent with good business judgment, or in the best interests of Employer;

          (ii) The event of Employee being charged by any federal, state, or local authority with act of dishonesty, any act involving public ridicule or moral turpitude, or an act constituting a felony, and Employee either being convicted or entering a plea of guilty or nolo contendere; or

          (iv) Employee's commission of a fraud, embezzlement, or mis appropriation, whether or not a criminal or civil charge is filed in connection therewith.

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                                  ARTICLE II
                                   Services

     HSS shall provide executive management for the financial and administration functions of S.C.'s business. HSS will devote substantially all of his business time to the operation of S.C. HSS shall report directly to the President and Chief executive Officer of Shopping.com. HSS agrees to obtain, at S.C.'s expense, key man life insurance of $1.0 million with the company as the beneficiary.

                                 ARTICLE  III
                                 Compensation

     HSS shall receive a bi-weekly base compensation of $5,385 during the period commencing August 1, 1998 and ending July 31, 1999. For the period commencing August 1, 1999 through July 31, 2000 the bi-weekly base compensation shall be $7,692. For period commencing August 1, 2000 through July 31, 2001 the bi-weekly base compensation shall be $8,461. Actual business expenses will be 100% reimbursed by S.C. HSS will document all expenses on an approved expense form. S.C. has authorized a $1,000 per month auto allowance. S.C. agrees to provide health and life insurance for the employee at the company's expense. In addition to the above, HSS will participate in a formula bonus which will provide for the opportunity to receive an amount equal 100% of HSS base compensation for exceeding the Shopping-com annual business plan net profit. The incentive plan shall be approved annually by the Board of Directors.

                                   ARTICLE IV
                           Non-Disclosure and Secrecy

          1. HSS agrees that, during the term of this Agreement, and at all times thereafter, it will keep and cause all S.C. information in strictest confidence and will not either directly or indirectly use or allow to be used for personal benefit, or the benefit of others, disseminate or disclose any Confidential Information or Trade Secrets (as such terms are defined below) used and/or obtained in providing the Services hereunder, except to parties to this Agreement, regardless of whether the Confidential information of Trade Secrets have been conceived or developed, in whole or in part by HSS. HSS acknowledges and agrees that the terms "Confidential Information" and "Trade Secrets" as used in this Agreement include without limitation, the whole or any portion or phase of any design, process, service, procedure, formula, improvement, customer list, information with respect to customer requirements and practices, marketing research and development information, statistical data, sources of merchandise, technical information, computer models, and all other information concerning the industry and business in which the S.C. concept operates and which is of value in the operation of S.C. business, or is otherwise understood to be, of a

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confidential character and which has not been published or otherwise understood to be, of a confidential character and which has not been published or otherwise become a matter of general public knowledge, under circumstances involving no breach of this Agreement. HSS agrees that all Trade Secrets and Confidential Information are and shall be the property of S.C. regardless of whether conceived or developed by HSS pursuant to the Services. To that end, HSS hereby assigns to S.C. all rights and all Trade Secrets and proprietary information developed by HSS in providing the Services.

          2. Upon termination or earlier expiration of this Agreement HSS shall surrender to S.C. at any time of such expiration or termination of this Agreement or upon demand by S.C. at any time all material of a confidential and secret nature, including without limitation, the Confidential Information and Trade Secrets, and any other documents of a proprietary nature as may then be in HSS (s) possession or control.

                                   ARTICLE V
                                 Miscellaneous

          1.   Injunctive Relief.  HSS acknowledges and agrees that any breach
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of obligations to be performed by and pursuant to Article IV is likely to result in irreparable harm to S.C. and HSS therefore consents and agrees that if it violates any such obligations, S.C. shall be entitled, among and in addition to any other rights and remedies available under this Agreement or otherwise, to temporary and permanent injunctive relief to prevent HSS from committing or continuing a breach of such obligations.

          2.   Entire Agreement.  This agreement constitutes the whole Agreement
               -----------------
between the parties hereto and there are no other terms other than those contained herein. This Agreement supersedes any prior contract or understanding related to retaining HSS.

          3.   Amendment.  No variation of this Agreement shall be deemed valid
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unless in writing and signed by the parties hereto.

          4.   Governing Law.  This Agreement shall be construed and enforced in
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accordance with the laws of California

          5.   Severability.   Each provision of this Agreement is intended to
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be severable from the other so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not effect the validity of the remaining provisions and terms hereof.

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          6.   Indemnity and Hold Harmless.  S.C. agrees to indemnify and does
               ---------------------------
hold harmless HSS from and against any and all liabilities, claims, demands, damages, costs and expenses (including attorney's fees) resulting from, arising out of, or occasioned by any S.C. business related activity.

          7.   Assignment.  This Agreement may not be assigned by HSS to any
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other person or party without S.C.'s prior written consent which may be withheld in S.C.'s sole discretion. Notwithstanding the forgoing, S.C. may assign this Agreement to any successor corporation, affiliated company of subsidiary. In the case of assignment by S.C., Assignee shall assume, in writing, S.C. obligations.

          8.   Representation and Warranty.  HSS hereby agrees that any
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documents produced with respect to the business of S.C. shall be marked
"Confidential" and "Property of Shopping.com" whether those documents are produced by HSS or by a vendor or party chosen by HSS.

          9.   Captions.  Captions used in this Agreement are used for
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convenience only and are not intended to, nor are they to be construed to, have any substantive meaning or control in the construction of the Agreement.

          10.  Notices.  Any Notice given by one party to any other party
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hereunder shall be delivered to the party at the address indicated below that party's signature to this Agreement. Such notice shall be given to U.S. Mail, certified, and shall be deemed delivered on the date of actual receipt or the date of first refusal to accept delivery.

          11.  Representation By Counsel.  Each party agrees and acknowledges
               -------------------------
that it has had the opportunity to consult with independent legal, tax and financial counsel of each party's choice in order to be advised with respect to the effect of this Agreement.

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          12.  Construction.  Any issues with respect to construction or
               ------------
interpretation of this Agreement are to be resolved without resort to the presumption that any ambiguities in this Agreement should be construed against the drafter.

Agreed to:
Date:  July 16, 1998                          /s/ Howard S. Schwartz
                                              ----------------------------------
                                                  Howard S. Schwartz

/s/ Edward F. Bradley                         /s/ Frank W. Denny
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Shopping.com                                  Shopping.com
By:  Ed Bradley                               By:  Frank W. Denny

                                              /s/ John H. Markley
                                              ----------------------------------
                                              Shopping.com
                                              By:  John H. Markley

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